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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1.   Name and Address of Reporting Person*

    Tavares                          Irma                   N.
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   (Last)                           (First)             (Middle)

                                   90 West Street
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                                    (Street)

   New York,                        New York              10006
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Hanover Capital Mortgage Holdings, Inc.
     HCM

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

     August 1999

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                         (Month/day/year)  Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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Common Stock                                                                                     112,700        D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 4(h)(v)

                                                                          (over)
                                                                     1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  9.
                                                                                                                  Number
                                                                                                                   of
                    2.                                                                                            Deriv-
                    Conver-                    5.                                  7.                             ative
                    sion                       Number of                           Title and Amount               Secur-
                    or                         Derivative    6.                    of Underlying          8.      ities
                    Exer-             4.       Securities    Date                  Securities           Price      Bene-
                    cise     3.       Trans-   Acquired (A)  Exercisable and       (Instr. 3 and 4)      of       ficially
                    Price    Trans-   action   or Disposed   Expiration Date       ----------------     Deriv-     Owned
1.                  of       action   Code     of(D)         (Month/Day/Year)                Amount      ative     at End
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or          Secur-      of
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-                Number       ity       Month
Security            Secur-   Day/     ------   ------------  Exer-    tion                   of          (Instr.   (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title         Shares       5)         4)
----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
Rights to Acquire                                                              Common Stock   32,500               32,500
----------------------------------------------------------------------------------------------------------------------------
Options (rights to
         acquire)                                                              Common Stock   43,029               43,029
----------------------------------------------------------------------------------------------------------------------------
Warrants             15.00                                    3/15/98  9/15/00 Common Stock      800                  800
----------------------------------------------------------------------------------------------------------------------------
Options               4.625     8/29/99   A    35,000            *        *    Common Stock   35,000               35,000
----------------------------------------------------------------------------------------------------------------------------

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============================================================================================================================


  10.
Owner-
  ship
 Form
  of
 Deriv-    11.
 ative     Nature
 Secur-     of
 ity:       In-
 Direct   direct
 (D) or    Bene-
  In-      ficial
 direct    Owner-
  (I)      ship
 (Instr.   (Instr.
   4)        4)
-----------------


------    ------
  D
------    ------

  D
------    ------
  D
------    ------
  D
------    ------

------    ------

------    ------

------    ------

------    ------

------    ------

------    ------

======    ======

Explanation of Responses:

* Grant of options exercisable as follows: 1/3 at 8/29/00, 1/3 at 8/29/01 1/3 at 8/29/02 and shall expire one day less than ten years from the grant date.


              Irma N. Tavares                                   9/10/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1474 (7-96)